As filed with the Securities and Exchange Commission on August 28, 2008

Registration No. 333-125129

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FTD GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	87-0719190 (I.R.S. Employer Identification No.)

3113 Woodcreek Drive
Downers Grove, Illinois  60515-5420
(Address of Principal Executive Offices) (Zip Code)

FTD Group, Inc. 2005 Amended and Restated Equity Incentive Award Plan
(Full title of the plan)

Jon R. Burney, Esq.
Executive Vice President, General Counsel and Secretary
FTD Group, Inc.
3113 Woodcreek Drive

Downers Grove, Illinois  60515-5420
(Name and Address of Agent for Service)

(630) 719-7800
(Telephone number, including area code, of agent for service)

Copies to:

Mark R. Goldston
Chairman, President and Chief Executive Officer
United Online, Inc.
21301 Burbank Boulevard
Woodland Hills, California  91367
(818) 287-3000

Brian J. McCarthy, Esq.
David C. Eisman, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California  90071
(213) 687-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

On May 20, 2005, FTD Group, Inc., a Delaware corporation (the “Company”), filed a registration statement on Form S-8 (Registration No. 333-125129) (the “Registration Statement”), with the Securities and Exchange Commission with respect to a total of 4,592,778 shares of FTD common stock, par value $0.01 per share (the “Common Stock”), issuable under the Company’s FTD Group, Inc. 2005 Amended and Restated Equity Incentive Award Plan.

On August 26, 2008, pursuant to an Agreement and Plan of Merger, dated as of April 30, 2008, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of July 16, 2008, among United Online, Inc., a Delaware corporation (“United Online”), UNOLA Corp., a Delaware corporation and an indirect wholly-owned subsidiary of United Online (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly-owned subsidiary of United Online.  As a result of the Merger, all of the Common Stock is owned by a subsidiary of United Online.  On August 28, 2008, FTD filed a Form 15 with respect to the Common Stock.

Pursuant to the undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of such Registration Statement and to deregister all of the shares of Common Stock that remain unsold as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, State of Illinois, on August 28, 2008.

FTD GROUP, INC.

By:	/s/ Becky A. Sheehan
Name: Becky A. Sheehan
Title: Executive Vice President and Chief Financial
Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael J. Soenen	President and Chief Executive Officer	August 28, 2008
Michael J. Soenen	(Principal Executive Officer)

/s/ Becky A. Sheehan	Executive Vice President and Chief Financial Officer	August 28, 2008
Becky A. Sheehan	(Principal Financial and Accounting Officer)

/s/ Jon R. Burney	Executive Vice President, General Counsel and Secretary	August 28, 2008
Jon R. Burney

/s/ Mark R. Goldston	Director	August 28, 2008
Mark R. Goldston

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